Exhibit 10.24

September 13, 2013 Gokul Rajaram Via Email

+1 512 - 777 - 2970 www.rmn.com	Re: RetailMeNot, Inc. Board of Directors

RetailMeNot, Inc. 301 Congress Ave, Ste. 700 Austin, TX 78701	Dear Gokul:
U.S.A.

On behalf of the Nominating and Corporate Governance Committee of Board of Directors of RetailMeNot, Inc. (the “Company”), I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) effective upon your acceptance of the terms contained in this Offer Letter. Enclosed are the following documents for your review:

•      Directors’, Executive Officers’ and Principal Stockholders’ Questionnaire;

•      Nondisclosure Agreement; and

•      Indemnification Agreement to be entered into effective upon your appointment.

This offer is contingent upon your completion of the Nondisclosure Agreement and Directors’, Executive Officers’ and Principal Stockholders’ Questionnaire, and the formal approval of your appointment by the Board. Subject to the approval of the Company’s Compensation Committee, you will receive an initial (i) option grant entitling you to purchase that number of shares of our Series 1 common stock equal to $150,000 divided by the then current Black-Scholes-Merton value of our Series 1 common stock and (ii) restricted stock unit grant entitling you to receive that number of shares of our Series 1 common stock equal to $150,000 divided by the then current share price of our Series 1 common stock. These grants will vest on the first anniversary of the grant date, provided, that you continue to serve as a director through such vesting date. In addition, the Company will (i) pay you a one-time retainer fee of $30,000 and (ii) reimburse reasonable out-of-pocket expenses incurred by you in connection with your service on the Board, following receipt of acceptable documentation of such expenses.

As a member of the Board, the Company anticipates that you will attend Board meetings in person or by phone, as well as periodic Board update teleconferences, and will provide guidance on a periodic basis to the CEO and the team on issues of strategic and operational importance. Your service as a member of the Board will be subject to fiduciary duties as provided for under applicable law, such as the duties of care and loyalty (including an obligation to maintain the confidentiality of the Company’s proprietary and confidential information that will be provided to you in the course of your serving as a member of the Board, and by signing below, you acknowledge and agree to comply with such duties and obligations).

On behalf of all of the Company’s management and the other Directors, we are excited about you joining the Board and look forward to your input and guidance.

If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to me.

Sincerely,

RETAILMENOT, INC.

	By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham

Agreed and Accepted:

/s/ Gokul Rajaram
Gokul Rajaram